Exhibit 19.1

INSIDER TRADING POLICY (Revised February 12, 2025 )

This Insider Trading Policy (this “Policy”) of Celldex Therapeutics, Inc. (the “Company” or “Celldex”) is designed to prevent insider trading or allegations of insider trading, protect the Company’s reputation for integrity and ethical conduct and to assist Insiders (as defined below) in complying with their obligations under the federal securities laws. You must read, sign and retain a copy of this Policy and, upon request by the Company, re-acknowledge it. Please address questions to the Company’s Chief Financial Officer, who has initially been designated as the “Compliance Officer” for this Policy, or such other person who is designated by the Board of Directors of the Company.

WHO IS SUBJECT TO THIS POLICY?

This Policy  applies to employees and directors of Celldex, their family members1 who reside with them, any other individuals who reside with them, any Family Members who do not reside with them but whose transactions in the Company’s Securities (as defined herein) would be directed by or are subject to the influence of the employee or director, any entity controlled by the employee or director or any of the related individuals listed above (“Controlled Entities”), any nonemployees whom the Compliance Officer may designate as “Insiders” because they have access to material non-public information concerning the Company, and any other persons to whom any of the foregoing have communicated material nonpublic information. All such persons are referred to herein as “Insiders”. The use of “you” and “your” throughout this Policy speaks directly to Insiders.

Compliance Officer

The Company has designated the Chief Financial Officer as its Compliance Officer. The Compliance Officer is responsible for administering this Policy and monitoring and enforcing compliance. Any Insider who violates this Policy or knows of any such violation by any other Insiders, must report the violation immediately to the Compliance Officer. The Compliance Officer will maintain as Company records all documents required by the provisions of this Policy and all required Securities and Exchange Commission (“SEC”) reports related to insider trading including Forms 3, 4, 5 and 144 and Schedules 13D and 13G. As described more fully in the “Pre-Clearance” section below, the Compliance Officer will designate and announce Special Blackout Periods (as defined herein) during which no Insider may Trade (as defined herein) in Company Securities. The Compliance Officer will review and either approve or prohibit in his or her sole discretion all proposed Trades by the Insiders specified in this Policy with advice from the Company's outside legal counsel, if needed. In the event the Compliance Officer is unavailable, all proposed Trades shall be approved by the President and Chief Executive Officer. The Compliance Officer may not Trade in Company Securities unless the President and Chief Executive Officer with advice from the Company's outside legal counsel, if needed, has previously approved the Trade.

WHAT TRANSACTIONS ARE SUBJECT TO THIS POLICY?

The policy applies to any and all transactions in (including gifts of) the Company's securities (“Trades”). Company securities include common stock and options to purchase common stock, securities that are convertible into common stock and any other type of securities that the Company may issue, such as preferred stock, securities that are convertible into preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities, and any other

1Family members include any relatives, such as a child, stepchild, grandchild, parent, stepparent, aunt, uncle, niece, nephew, grandparent, spouse, sibling and in-law, and any other person typically considered a relative (“Family Members”).

“security” defined under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively referred to herein as “Securities”).

Gifts

For purposes of this Policy, gifts or other transfers to Family Members, whether for estate planning or otherwise, or to charities or other third parties, are considered “Trades” within the meaning of this Policy.  Gifts are subject to the requirements and restrictions outlined in this Policy and require pre-clearance in accordance with the “Pre-Clearance” section of this Policy.

WHAT IS ILLEGAL AND PROHIBITED INSIDER TRADING?

Generally, illegal and prohibited insider trading occurs when a person who is aware of material nonpublic information about a company buys or sells, or engages in transactions with (e.g. buying, selling, hedging, shorting, swaps, etc.), that company’s securities or provides material nonpublic information to another person who may trade on the basis of that information.

Material Information

Information about the Company is “material” if it would be expected to affect the investment decision (i.e., a decision to buy, hold, or sell securities) of the reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information, positive or negative, which could reasonably be expected to affect the price of Company Securities. Material information is not limited to information of a financial nature; rather, material information can relate to virtually any aspect of the Company's business. Material information is also not limited to historical facts. Insiders can be in possession of material information with respect to a future event, such as a merger, acquisition or introduction of a new product.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to identify all information that would be “material”, some examples of information that ordinarily would be regarded as material are: information about the status of FDA filings, status and results of clinical trials, financing efforts, new business deals or collaborations, potential mergers and acquisitions, status of product development, product launches, ability to commercialize products, actual or threatened major litigation, or the resolution of such litigation, significant changes in senior management, cybersecurity incidents or quarterly and year-end earnings.

Nonpublic Information

Material information is “non-public” if it has not been widely disseminated to the public through major newswire services, national news services and financial news services; through a broadcast on widely available internet, radio or television programs; or through public disclosure documents filed with the SEC. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers, institutional investors or industry participants.

For purposes of this policy, information will be considered public, i.e., no longer “non-public”, after the close of trading on the second full trading day following the Company's widespread release of the information. If, for example, the Company were to make an announcement before market hours on a Monday morning, the information typically would not be considered digested until pre-market on

Wednesday morning. As a general rule, no Trade should take place prior to the completion of this two full trading-day period.

PRE-CLEARANCE

Before engaging in any Trades involving the Company's Securities, all employees and directors must obtain prior written approval (including email) from the Compliance Officer. This will enable you to consult with the Compliance Officer for guidance as to whether you are in possession of any material non-public information about the Company.  Note that while pre-clearance is not required for trading in securities issued by other companies, you are cautioned to comply with our policy as well as applicable law when making trades in other securities issued by other companies.

PROHIBITION ON ILLEGAL INSIDER TRADING

No Trading on Material Nonpublic Information

If you are aware of material nonpublic information about the Company or Company Securities, you may not Trade Company Securities, except as otherwise specified in this Policy (see “Exempt Transactions” below). In addition, it is the policy of Celldex that no Insider who, in the course of working for Celldex, learns of material nonpublic information about a company, (including, but not limited to, a customer or supplier of Celldex) may trade in that company’s securities until the information becomes public or is no longer material.

No Tipping

If you are aware of material nonpublic information about the Company, or if you are aware of material nonpublic information about another company learned in the course of performing your work duties for the Company, you may not communicate or pass (“Tip”) that information on to persons within the Company whose jobs do not require them to have that information, or to persons outside the Company, including Family Members, Controlled Entities, friends or anyone else. The federal securities laws impose liability on any person who Tips or communicates (the “Tipper”) material nonpublic information to another person or entity (the “Tippee”) who then Trades on the basis of the information. Penalties may apply regardless of whether or not the Tipper Trades or derives any benefits from the Tippee’s Trading activities.

Blackout Periods

From time to time, the Compliance Officer will notify Insiders in writing (including by email) of a commencement of a quarterly Blackout Period. Trading is prohibited during Blackout Periods or Special Blackout Periods, as described in more detail in the “Quarterly Trading Windows for All Insiders” and “Special Blackout Periods” sections below.

BLACKOUT PERIODS

Quarterly Trading Windows for All Insiders

All Insiders who are NOT in possession of material non-public information concerning the Company may Trade in Company Securities only during the quarterly Trading Window (as defined herein). Each quarter, the window opens beginning at the close of trading on the second full trading day following the Company's widespread public release of quarterly or year-end earnings and ends on the fifteenth day of the last month of the quarter (the “Trading Window”). All other times are considered “Blackout Periods”. Even if there is a Trading Window open, persons who are in possession of material non-

public information may not Trade in Company Securities. No Insider may Trade in Company Securities outside of the applicable trading windows or during any Special Blackout Periods that the Compliance Officer may designate, as described in more detail in the “Special Blackout Periods” section below. No Insider may disclose to any outside third party that a Special Blackout Period has been designated.

Special Blackout Periods

From time to time, an event may occur that is material to the Company. So long as the event remains material and nonpublic, certain Insiders, in the discretion of the Compliance Office, may be restricted from Trading in Company Securities (a “Special Blackout Period”).  In that situation, the Compliance Officer will notify those Insiders in writing (including by email) of the commencement of the Special Blackout Period and that they are  prohibited from Trading in Company Securities, whether or not the Compliance Officer discloses the reason for the restriction.  The Compliance Officer will also notify those Insiders in writing (including by email) of the termination of the Special Blackout Period.  Until the Compliance Officer has notified those Insiders of the termination of the Special Blackout Period, they may not Trade in Company Securities. The existence of a Special Blackout Period or extension of a Blackout Period should not be communicated to any other person. Even if the Compliance Officer has not designated a Special Blackout Period, an Insider should not Trade in Company Securities while aware of material nonpublic information. Exceptions will not be granted during a Special Blackout Period.

ADDITIONAL RESTRICTIONS

Stock Option Exercises

The Trading prohibitions and restrictions of this Policy apply to all sales of Securities acquired through the exercise of stock options granted by the Company – including, but not limited to, sales made in order to effectuate broker-assisted “cashless” exercise arrangements.  The Trading prohibitions and restrictions of this Policy do not, however, apply to acquisitions of Securities pursuant to the exercise of such options so long as cash proceeds are used.

Short Sales

Insiders may not sell any Company Securities that are not owned by such person at the time of the sale (a “short sale”), including a sale with delayed delivery (a “sale or short against the box”).

Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow investors to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow an investor to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the investor may no longer have the same objectives as the Company’s other stockholders. Therefore, Insiders may not engage in any such transactions.

Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company Securities.

Consequently, Insiders of the Company are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan.

EXEMPT TRANSACTIONS

Employee Stock Purchase Plan

The trading prohibitions and restrictions of this Policy do not apply to periodic contributions by the Company or employees to employee benefit plans (e.g., ESPP, pension or 401(k) plans) which are used to purchase Company Securities pursuant to the employees’ advance instructions. However, no employee may alter their instructions regarding the purchase or sale of Company Securities in such plans when in possession of material non-public information.

Restricted Stock Awards.

This Policy does not apply to the vesting of restricted stock (if, as and when issued by the Company), or of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This Policy, however, would apply to any market sale of restricted stock (if any becomes issued).

Rule 10b5-1 Trading Plans

A Rule 10b5-1 trading plan is a trading plan adopted pursuant to Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Trades in the Company’s Securities that are executed pursuant to a Rule 10b5-1 trading plan are not subject to the prohibition on Trading while in possession of material non-public information (i.e. pre-clearance procedures and Trading Windows) contained in this Policy.

Insiders are prohibited from entering into a 10b5-1 Plan during (i) a Blackout Period, (ii) during a Special Blackout Period, or (iii) at any time when they are aware of material, nonpublic information about the Company. Pre-clearance is required prior to entry into a 10b5-1 Plan, termination of a 10b5-1 Plan, or a modification of a 10b5-1 Plan.  A copy of a 10b5-1 Plan must be submitted to the Compliance Officer for review and pre-clearance at least three (3) business days prior to the anticipated entry into a 10b5-1 Plan.  The 10b5-1 Plan document must be reviewed and pre-cleared by the Compliance Officer prior to being signed by the Insider.  The Company has discretion to refuse approval of any 10b5-1 Plan document for any reason and need not provide any reason for such refusal to the Insider.  Once a 10b5-1 Plan is adopted, the Insider must not exercise any influence over the amount, price or the date of any Trade.  The 10b5-1 Plan must include a cooling-off period consistent with applicable SEC rules before Trades can commence.

In addition, the Rule 10b5-1 trading plan must be  in full compliance with the Company’s Rule 10b5-1 trading plan guidelines and policies, as in effect from time to time.

POST-TRADE REPORTING

If you are required to file reports under Section 16 of the Exchange Act, including Forms 3, 4 and 5, you are required to report to the Compliance Officer any Trade in Company Securities by you, your Family Members and Controlled Entities no later than the end of business day in which you made the Trade. Each report made should include the date of the Trade, quantity, price, and broker through which the Trade was effected. This reporting requirement may be satisfied by sending (or having your broker send) duplicate confirmations of Trades to the Compliance Officer if such information is received by the required date.

The foregoing reporting requirement is designed to help monitor compliance with these procedures and to enable the Company to help those persons who are subject to reporting obligations under Section 16 of the Exchange Act to comply with such reporting obligations. Each officer and director, however, and not the Company, is personally responsible for ensuring that his or her Trades do not give rise to “short swing” liability under Section 16 and for filing timely reports of Trades with the SEC.

THE CONSEQUENCES OF VIOLATING THIS POLICY

Trading of Company Securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then Trade in Company Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who Trade, or who Tip information to others who Trade, the federal securities laws also impose potential liability on companies and other “controlling persons” (such as directors, officers and other supervisory personnel) if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, you would also be in violation of Company policy and subject to termination for cause, whether or not your failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish your reputation and irreparably damage a career.

POST-TERMINATION TRADES

This Policy continues to apply to Insiders even after the Insider ceases to be an Insider. If an Insider is aware of material, nonpublic information when their employment or service relationship terminates, they may not Trade in Company Securities until that information has become public or is no longer material.

REPORTING OF VIOLATIONS

If any person knows or has reason to believe that this Policy has been or may be violated, the person should bring the actual or potential violation to the attention of the Compliance Officer.

MODIFICATIONS AND WAIVERS

The Company reserves the right to amend or modify the procedures set forth herein at any time. Waiver of any provision of this Policy in a specific instance may be authorized in writing by the Compliance Officer.

This document states a policy of the Company and is not intended to be regarded as the rendering of legal advice. This Policy is intended to promote compliance with existing law and is not intended to create or impose liability that would not exist in the absence of this Policy.

If you have any questions about this Policy, or about matters relating to the Company's Securities, please contact the Compliance Officer.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of this Policy. The undersigned has read and understands (or has had explained) this Policy and agrees to be governed by this Policy at all times and the confidentiality of nonpublic information.

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